                                                                     EXHIBIT 2.6

Hugh M. Ray
State Bar No. 16611000
J. Van Oliver
State Bar No. 15258700
ANDREWS & KURTH L.L.P.
3700 Bank One Center, 1717 Main Street
Dallas, Texas 75201a
Telephone: (214) 659-4400
Telecopier: (214) 659-4401
ATTORNEYS FOR CREDITORS COMMITTEE

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                             )
                                   )
NATIONAL ENERGY GROUP, INC.        )       CASE NO. 98-80258-HCA-11
AND BOOMER MARKETING               )       (JOINTLY ADMINISTERED)
CORPORATION                        )
                                   )       HEARING DATE: APRIL 17, 2000
          DEBTOR.                  )                     9:15 A.M.
                                   )
                                   )



                 JOINT DISCLOSURE STATEMENT UNDER SECTION 1125
                   OF THE BANKRUPTCY CODE WITH RESPECT TO THE
                       PLAN OF REORGANIZATION PROPOSED BY
                  THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

DATED:    February 28, 2000
          Dallas, Texas

                                TABLE OF CONTENTS

  INTRODUCTORY STATEMENT .............................................................................   iv

  I.       INTRODUCTION ..............................................................................    1

  II.      NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS ..........................................    2

  III.     PLAN OVERVIEW .............................................................................    5

  IV.      SUMMARY OF CLASSIFICATION AND TREATMENT ...................................................    7

  V.       VOTING PROCEDURES AND REQUIREMENTS ........................................................   11

           A.      Ballots and Voting Deadline .......................................................   11
           B.      Holders of Claims Solicited to Vote ...............................................   13
           C.      Definition of Impairment ..........................................................   14
           D.      Vote Required for Class Acceptance ................................................   14

  VI.      CONFIRMATION OF THE PLAN ..................................................................   15

           A.      Confirmation Hearing ..............................................................   15
           B.      Requirements for Confirmation of the Plan .........................................   16
           C.      Cramdown ..........................................................................   18

  VII.     DESCRIPTION OF THE DEBTORS ................................................................   20

           A.      Business ..........................................................................   20

                    1.      General Overview of the Company ..........................................   20
                    2.      Business Prior to Bankruptcy .............................................   20
                            a.       MidContinent Area ...............................................   24
                            b.       Anadarko Basin ..................................................   24
                            c.       East and West Texas Area ........................................   25
                            d.       Gulf Coast Area .................................................   26
                            e.       Greater Bayou Sorrel Area .......................................   26
                    3.      Oil and Natural Gas Reserves .............................................   27
                    4.      Leasehold Acreage ........................................................   28
                    5.      Title to Oil and Natural Gas Properties ..................................   28
                    6.      Control over Production Activities .......................................   28
                    7.      Markets and Customers ....................................................   29

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
                    8.     Office Space ............................................................... 30
                    9.     Employees .................................................................. 31
                    10.    Legal Proceedings .......................................................... 31
                    11.    Abandonment Costs .......................................................... 32

           B.       Selected Financial Information .................................................... 33

                    1.      Market Information ........................................................ 33
                            a.       10 3/4% Senior Notes Due 2006 Approximately $165 Million
                                     Outstanding ...................................................... 33
                            b.       Arnos Secured Claims Purchase from Bank Group .................... 34
                            c.       NEG Preferred Stock .............................................. 36

                    2.      Significant Events Occurring During Chapter 11 ............................ 37

                            a.       Granting Petitioning Creditors Relief and
                                     Declaring NEG Insolvent .......................................... 37
                            b.       Cessation of Most Drilling Activities ............................ 38
                            c.       Termination of the Exclusive Right to File a Plan of
                                     Reorganization ................................................... 38
                            d.       Joint Employment of CIBC World Capital Markets ................... 38
                            e.       Proposed Sale to Arnos ........................................... 39
                            f.       EBCO Auction Sale of Nominally Valued Properties ................. 40

                    3.      Liquidity and Cash Resources for Funding Plan ............................. 40
                    4.      Directors and Officers of NEG ............................................. 41
                    5.      Employment Contracts and Termination of Employment and Change
                                   in Control Arrangements ............................................ 43
                    6.      Severance Policy .......................................................... 45
                    7.      Security Ownership of Certain Beneficial Owners ........................... 47
                    8.      Security Ownership of Management .......................................... 51


   VIII.   FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ................................................ 53

           A.       Federal Income Tax Consequences to the Debtors .................................... 53
                    1.      General Discussion ........................................................ 53
                    2.      Cancellation of Indebtedness .............................................. 54
                    3.      NOLs and Future Utilization ............................................... 55
                    4.      Alternative Minimum Tax ................................................... 57

           B.       Federal Income Tax Consequences to Holders of Claims .............................. 58

                    1.      Realization and Recognition of Gain or Loss in General .................... 58
                    2.      Holders of Claims Whose Allowed Claims Constitute Securities .............. 59
                    3.      Holders of Claims Whose Allowed Claims
                            Do Not Constitute Securities .............................................. 60
                    4.      Character of Gain or Loss ................................................. 60

   IX.     BANKRUPTCY CAUSES OF ACTION ................................................................ 62

           A.       Preferences ....................................................................... 62
           B.       Fraudulent Conveyances ............................................................ 63
           C.       D&O and Related Litigation ........................................................ 63

   X.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
           PLAN ....................................................................................... 63

           A.       Continuation of the Chapter 11 Cases .............................................. 64

           B.       Alternative Plans of Reorganization ............................................... 64

           C.       Chapter 7 Liquidation ............................................................. 64

   XI.     SIGNATURES ................................................................................. 67

                             INTRODUCTORY STATEMENT

         THIS DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE JOINT PLAN OF REORGANIZATION PROPOSED BY THE CREDITORS COMMITTEE (THIS "DISCLOSURE STATEMENT") CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE JOINT PLAN OF REORGANIZATION PROPOSED BY THE CREDITORS COMMITTEE (THE "PLAN"), AND SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE CONSUMMATION OF THE PLAN OR THE TREATMENT OF CERTAIN CLAIMS AND EQUITY INTERESTS OF PARTIES-IN-INTEREST, AND CERTAIN FINANCIAL INFORMATION RELATING THERETO. WHILE THE CREDITORS COMMITTEE BELIEVE THAT THESE SUMMARIES PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN AND SEEK THE ADVICE OF ITS OWN COUNSEL BEFORE CASTING A BALLOT.

         NO PARTY IS AUTHORIZED BY THE CREDITORS COMMITTEE TO PROVIDE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. THE CREDITORS COMMITTEE HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE CREDITORS COMMITTEE, THEIR ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN, OR THE VALUE OF THE BUSINESS AND PROPERTY OF THE CREDITORS COMMITTEE OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE CREDITORS COMMITTEE, THE CREDITORS COMMITTEE HAS PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT.

         NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE CREDITORS COMMITTEE OR SHALL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

         EXCEPT AS HEREAFTER NOTED, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF FEBRUARY 1, 2000, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF OR THEREOF OR THAT THE CREDITORS COMMITTEE WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

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              JOINT DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE
                BANKRUPTCY CODE WITH RESPECT TO THE JOINT PLAN OF
               REORGANIZATION PROPOSED BY THE CREDITORS COMMITTEE


                                       I.

                                  INTRODUCTION

         On December 4, 1998 ("Commencement Date"), certain holders of Notes (as defined in the Plan) filed an involuntary petition in bankruptcy under Section 303 (11 U.S.C. Section 101 et. seq.) of the Bankruptcy Code against National Energy Group, Inc. ("NEG" or the "Company"). After a trial on the merits, the Bankruptcy Court presiding over the case ruled in favor of the petitioning noteholders and on February 12, 1999 entered an order for relief. Shortly thereafter, NEG, together with Boomer Marketing, Inc. converted the cases to voluntary ones under Chapter 11 with the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). Subsequently, the Chapter 11 cases were administratively consolidated under Case No. 98-80258-HCA-l1. Since February, 1999, the Debtors have continued to operate their businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. On or about February 19, 1999, the Office of the United States Trustee (the "U.S. Trustee") appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") in the Chapter 11 Cases.

         On or about February 14, 2000, the Creditors Committee filed its Plan of Reorganization (the "Plan") and this Disclosure Statement. The Creditors Committee submits this Disclosure Statement under Section 1125 of the Bankruptcy Code with respect to the Plan in connection with the solicitation of votes to accept or reject the Plan. A copy of the Plan is attached hereto as Exhibit "A". Capitalized terms used herein, if not defined herein, have the defined meanings set forth in the Plan.


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


                                       II.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

         The purpose of this Disclosure Statement is to enable you, as the holder of a Claim against the Debtors, to make an informed decision with respect to voting on acceptance or rejection of the Plan.

         All persons receiving this Disclosure Statement and the Plan attached hereto are urged to review fully the provisions of the Plan and all other exhibits attached hereto, in addition to reviewing the text of this Disclosure Statement. This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid in your review of the Plan and in an effort to explain the terms and implications of the Plan. However, to the extent any questions arise, the Creditors Committee urges you to seek independent legal advice.

         On April 17,2000, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail, adequate to enable holders of Claims against or Equity Interests in the Debtors, whose votes on the Plan are being solicited, to make an informed judgment whether to accept or reject the Plan.

         You should read this Disclosure Statement in its entirety prior to voting on the Plan. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code, and no person has been authorized to utilize any information concerning the Debtors or their businesses other than the information contained in this Disclosure Statement or in other information approved for dissemination to holders of Claims by the Bankruptcy Court. You should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the exhibits attached hereto the

Plan, the exhibits attached thereto and the Plan Supplement, except as otherwise approved by the Bankruptcy Court.

         SECTION 1125(b) OF THE BANKRUPTCY CODE PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT.

         THE DESCRIPTION HEREIN OF THE PLAN IS A SUMMARY ONLY AND HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO REVIEW THE ENTIRE PLAN WHICH IS ATTACHED AS EXHIBIT "A" HERETO, AS WELL AS THE PLAN SUPPLEMENT. IN THE EVENT THAT ANY INCONSISTENCY OR CONFLICT EXISTS BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE TERMS OF THE PLAN SHALL CONTROL.

         EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT, THE EXHIBITS AND PLAN SUPPLEMENT, NO REPRESENTATIONS CONCERNING THE DEBTORS, THEIR ASSETS, PAST OR FUTURE BUSINESS OPERATIONS, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS.

         THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND NO FAIRNESS OPINION HAS BEEN OBTAINED REGARDING THE VALUE OF THE ASSETS AND THE AMOUNT OF THE LIABILITIES. THE FACTUAL INFORMATION REGARDING THE DEBTORS AND THEIR ASSETS AND LIABILITIES HAS BEEN DERIVED FROM THE DEBTORS' SCHEDULES, AVAILABLE PUBLIC RECORDS, PLEADINGS AND REPORTS ON FILE WITH THE BANKRUPTCY COURT, THE DEBTORS' INTERNAL DOCUMENTS, AND RELATED DOCUMENTS SPECIFICALLY IDENTIFIED HEREIN. WHILE EVERY EFFORT HAS BEEN MADE BY THE CREDITORS COMMITTEE TO PROVIDE ACCURATE INFORMATION HEREIN, THE CREDITORS COMMITTEE AND ITS RESPECTIVE LEGAL AND FINANCIAL ADVISORS, CANNOT AND DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT ANY INACCURACY.

         THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         EACH HOLDER OF AN IMPAIRED CLAIM OR AN IMPAIRED EQUITY INTEREST SHOULD REVIEW THE ENTIRE PLAN AND SEEK THE ADVICE OF ITS OWN COUNSEL BEFORE CASTING A BALLOT.

         After carefully reviewing this Disclosure Statement and all exhibits attached hereto, the Plan and the Plan Supplement, if you have received a ballot to vote for or against the Plan, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on such ballot, in accordance with the instructions thereon, and return the ballot in the enclosed self-addressed, return envelope by 5:00 p.m. Central Time on May ___, 2000, to Van Oliver, Andrews & Kurth L.L.P., Suite 3700, 1717 Main Street, Dallas, Texas 75201. PLEASE NOTE THAT FACSIMILE COPIES OF THE BALLOT WILL BE ACCEPTED BUT A BALLOT BEARING AN ORIGINAL SIGNATURE MUST ALSO BE FORWARDED TO THE TALLYING AGENT.

                              ANY BALLOTS RECEIVED
                          AFTER 5:00 P.M. CENTRAL TIME
                      ON MAY __, 2000 WILL NOT BE COUNTED.

         For further information concerning voting, see Section V herein ("Voting Procedures and Requirements").

         On April 17, 2000, the Bankruptcy Court entered an order (i) fixing May ___, 2000 at ____ __.m., Central Time, United States Bankruptcy Court, Northern District of Texas, United States Courthouse, Earl Cabell Federal Office Building, 12th Floor, 1100 Commerce, Dallas, Texas 75201, Louisiana 70130, as the date, time and place for a hearing on confirmation of the Plan, and (ii) fixing May ___, 2000 at ______ ____.m., Central Time, as the last date for the filing with the Bankruptcy Court and serving upon counsel for the Creditors Committee any objections to confirmation of the Plan. The hearing on confirmation may be adjourned from time to time without further written notice.

                                      III.

                                  PLAN OVERVIEW

         The Plan treats all Claims and Equity Interests fairly and equitably. The following is a brief summary of the Plan's treatment of Claims against and Equity Interests in the Debtors. This summary is qualified in its entirety by reference to the provisions of the entire Plan. A copy of the Plan is attached hereto as Exhibit "A". You are urged to read the Plan in its entirety. To the extent there is any conflict between this Disclosure Statement and the Plan, the terms of the Plan control.

         The Plan provides for the possibility of a limited continuation of the Debtors oil and natural gas business operations. The Plan contemplates the creation of a Creditors Trust to which will be transferred at confirmation substantially all the cash and cash equivalents of the Debtors, the funds held in escrow from the Arnos Corporation purchase of oil and gas assets from the Debtors and all the Debtors' causes of action for the payment and primary benefit of allowed claims of administrative, tax, priority, miscellaneous secured and unsecured trade and note creditors.

         Allowed Administrative Expense Claims, including Allowed Claims of professionals, Allowed Other Priority Claims and Involuntary Gap Claims of trade creditors who provided materials, services or goods between December 4, 1998 and February 12, 1999, will be paid in full, in Cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Priority Tax Claims will be paid in full, in Cash on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

         Other Allowed Secured Claims will either be (a) paid, at the sole option of the Creditors' Committee, in full, in Cash on the later of the Effective Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, (b) will retain the Lien (or replacement Lien) until full and final payment of such Allowed Secured Claim, at which time such Lien shall be deemed null and void and shall be unenforceable for all purposes; (c) receive the collateral securing its claim in satisfaction of its secured claim.

         The remaining portion of the Secured Arnos Claim shall be satisfied by the payment of remaining interest on its claim for the period December 1, 1999 through December 13, 1999 in Cash on the later of the Effective Date or the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Holders of Allowed Class 6 Claims will receive their pro rata share of (i) NEG's cash, Arnos Corp. sale proceeds and related assets contributed to the Creditors Trust created for the benefit of holders of Allowed Claims and Classes 1-6 have been paid or provided for. The Creditors Committee has the right at that point to sell the remaining assets of the Debtors or sell the rights of Noteholders to retain in the form of Additional Common Stock the rights to receive between 49% and 95% of all outstanding stock of the reorganized debtor on a fully diluted basis to a third party or parties. The Noteholders shall have the right to elect all members of the board of directors for NEG for a two (2) year term after the Plan's Effective Date. Acting on behalf of the Class 6 Noteholders, they provide the Creditors Committee the right to negotiate and sell such 49%-95% of fully diluted Common Stock (available for distribution as Additional Common Stock) to a third party or parties at any time before the Confirmation Date and thirty
(30) days following the Plan's Effective Date.

         Allowed Convenience Claims will receive on the later of the Effective Date and the date such Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable, payment in Cash in the full amount of such Allowed Convenience Claim.

         Allowed Class 5 Trade Claims incurred pre-December 4, 1998 will be satisfied by distribution made from the Creditors' Trust to the holders of such Allowed Trade Claims equal to seventy percent (70%) of such Allowed Claim, provided all such Allowed General Unsecured Trade Claims do not exceed $1,500,000 ("Trade Cap"). To the extent the aggregate of such Class 5 Allowed Trade Claims exceeds $1,500,000, they will be treated as Allowed Class 6 Claims.

         Finally, with respect to the Equity Interests in the Debtors, all existing NEG Equity Interests will remain in existence, except that all NEG preferred stock will be converted into Common Stock at the conversion price of $.25 per share. In the event the Creditors Committee elects to maximize the return to Class 6 Note Claims by causing the Remaining Assets of the Debtors to be liquidated, the Debtors will also be liquidated and/or wind up their corporate affairs. The Creditors Trust will receive such liquidation proceeds and distribute them in accordance with the terms of the Plan.

                                       IV.

                     SUMMARY OF CLASSIFICATION AND TREATMENT

         The Plan designates eight (8) Classes of Claims and Equity Interests taking into account their differing nature and priority as established under the Bankruptcy Code. The following is a summary of the Classes, Claims and Equity Interest types, and the treatment of Allowed Claims and Allowed Equity Interests under the Plan. The Debtors have prepared the following chart in an effort to provide holders of Claims and holders of Equity Interests with the Debtors' estimates of the expected outstanding amounts due owing with respect to each Class of Claims as of the projected Confirmation Date, November 1, 1999. The calculations, percentages and amounts set forth below are estimates which shall not affect the obligations of any party under the Plan.

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Unclassified. Allowed Administrative Expense Claims

Total estimated amount of unpaid Allowed Administrative Expense Claims, including trade claims incurred during the Section 303 "Gap Period" between the involuntary petition date of December 4, 1998 and February 12, 1999, are estimated at $1,500,000

Payment of ordinary course expenses incurred by the Debtors-in-Possession shall be made in the ordinary course of business. Other Administrative Expense Claims shall be paid in full, in Cash on the later of the Effective Date or within ten
(10) days after the date upon which an Administrative Expense Claim is Allowed, or as soon thereafter as is practicable.

Estimated percentage recovery: 100%

Unclassified. Allowed Professional Compensation and Reimbursement Claims

Total estimated amount of unpaid Allowed Professional Compensation and Reimbursement Claims: $2,000,000

Payment in full, in Cash (or by setoff against any retainer on hand) on the later of the Effective Date and within ten (10) days after the date upon which a Professional Compensation and Reimbursement Claim is Allowed, or as soon thereafter as is practicable.

Estimated percentage recovery: 100%

Unclassified. Allowed Priority Tax Claims

Total estimated amount of Unpaid Priority Tax Claims: Less than $500,000

At the sole option of the Reorganized Debtors, payment in full, in Cash on the later of the Effective Date and within ten (10) days after the date upon which a Priority Tax Claim is Allowed, or as soon thereafter as is practicable.

Estimated percentage recovery: 100%

Class 1. Allowed Other Priority Claims

Total estimated amount of Allowed Other Priority Claims: $___________________

Unimpaired. Payment in full, in Cash on the later of the Effective Date and the date within ten (10) days after upon which an Other Priority Claim is Allowed by Final Order, or as soon thereafter as is practicable.

Estimated percentage recovery: 100%

Class 2. Allowed Arnos Secured Claim

Total estimated amount of unpaid Allowed Arnos Secured Claim: $l00,000

Unimpaired. The Arnos Secured Claim shall receive a payment of unpaid accrued interest due on its claim for the period December 1, 1999 through December 13, 1999.

Estimated percentage recovery: 100%


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


Class 3. Allowed Miscellaneous Secured Claims

Total estimated amount of Allowed
Miscellaneous Secured Claims:
Less than $100,000

Impaired. At the sole option of the Reorganized Debtors, either (a) payment in full, in Cash on the later of the Effective Date and within ten (10) days after the date upon which an Other Secured Claim becomes an Allowed Other Secured Claim, or a soon thereafter as is practicable, or (b) satisfied in full by the tender of all Collateral securing such Allowed Miscellaneous Secured Claim, or
(c) such other agreement as the Creditors Committee and such claimant can reach.

Estimated percentage of recovery: 100%

Class 4. Allowed Convenience Claims of $1,000 or greater amount reduced to
$1,000

Total estimated amount of Allowed Convenience Claims: $500,000

Impaired. Each holder of an Allowed Convenience Claim as of the Record Date shall receive Cash in an amount equal to 80% of such Allowed Convenience Claim on the later of the Effective Date and ten (10) days after the date upon which a Convenience Claim is Allowed, or as soon thereafter as is practicable.

Estimated percentage recovery: 80%

Class 5. Allowed General Unsecured Trade Claims Total estimated amount of Allowed General Unsecured Trade Claims: $1 ,200.000-$1,500,000

Impaired. Each holder of an Allowed General Unsecured Claim shall receive Cash in an amount equal to 70% of such Allowed General Unsecured Claim or the latter of the Effective Date or within ten (10) days after the Date when the Unsecured Trade Claim has been allowed, or as soon thereafter as practicable.

Estimated percentage recovery: 70%

--------------------------------------------------------------------------------
Class 6: Allowed Note Claims

Total estimated amount of Allowed Note Claims:

Principal Amount of $165,000,000

Impaired. The Allowed Note Claims shall be the primary beneficiary of the Creditors Trust. The Creditors Trust shall utilize the Cash, Arnos Escrow Funds and any Proceeds recovered from prosecution of the Causes of Action ("Litigation Proceeds"), together with any proceeds received from the liquidation of miscellaneous Remaining Assets of the Debtor or rights of Noteholders to receive up to 95% of the fully diluted Common Stock of the Reorganized Debtors, to pay in the order of their priority, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Convenience Claims, Allowed Miscellaneous Secured Claims and the Allowed Arnos Secured Claim ("Superior Claims") and Allowed Trade Claims. After establishing a sufficient reserve to cover Dispute Claims and an administrative reserve to insure the continued viability and operation of the Trust, the Creditor Trust shall make the Initial Distribution and any Subsequent and Surplus Distributions to Norwest Bank, N.A., the Note Indenture Trustee, which, in turn, shall immediately distribute such proceeds to the holders of Allowed Class 6 Note Claims on a Pro-Rata basis.

Estimated percentage recovery: 50%-65%

--------------------------------------------------------------------------------
Class 7. Allowed NEG Preferred Stock Interests.

Impaired. As of the Effective Date, each holder of NEG Preferred Stock as of the Record Date shall be deemed to have converted their holdings of Preferred Stock into NEG Common Stock on the assumed basis of NEG's Common Stock being traded at 25 cents a share immediately prior to such conversion.

--------------------------------------------------------------------------------
Class 8. Allowed NEG Common Stock

Unimpaired. Each holder of Common Stock as of the Record Date shall retain its Common Stock in NEG.
--------------------------------------------------------------------------------

                                       V.

                       VOTING PROCEDURES AND REQUIREMENTS

         A.       BALLOTS AND VOTING DEADLINE.

         ONLY HOLDERS OF IMPAIRED CLAIMS IN CLASSES 3,4, AND 7 UNDER THE PLAN ARE BEING SOLICITED TO VOTE TO ACCEPT OR REJECT THE PLAN.

         The Claims classified in Classes 1, 2, 3 and 4 and the Equity Interests classified in Class 8 are UNIMPAIRED under the Plan. Therefore, no votes on the Plan are being solicited from the holders of Claims and Equity Interests in such Classes pursuant to Section 1126(f) of the Bankruptcy Code.

         The Claims classified in Classes 4, 5, 6 and the Preferred Stock Interests classified in Class 7 are IMPAIRED under the Plan. The holders of Claims in Classes 4, 5, and 6 are being solicited to vote to accept or reject the Plan. The holders of NEG Preferred Stock Interests in Class 7 are deemed to have rejected the Plan and, therefore, are not being solicited to vote to accept or reject the Plan.

         A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement for those entitled to vote. The holder of a Claim or Equity Interest, as the case may be, that is entitled to vote must (1) carefully review the ballot and the instructions thereon, (2) complete and execute the ballot, and (3) return the ballot to the address indicated thereon by the deadline to enable the ballot to be considered for voting purposes. Any ballot received by the Debtors that does not reflect an affirmative vote for either the acceptance or rejection of the Plan will be deemed a vote for acceptance of the Plan.

         The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be received no later than_____ __.m., Central Time. on May ___, 2000 at the following address:

              Van Oliver
              Andrews & Kurth L.L.P.
              Suite 3700, 1717 Main Street
              Dallas, Texas 75201
              (214) 659-4400 (Phone)
              (214) 659-4401 (Facsimile)

         TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ABOVE
         ADDRESS BY NO LATER THAN _____ __.M., CENTRAL TIME, ON MAY ____,
         2000.

         YOUR BALLOT WILL NOT BE COUNTED IF IT IS RECEIVED AT THE ABOVE ADDRESS AFTER _____ __.M., CENTRAL TIME, ON MAY ___, 2000.

         NOTE: FAXED BALLOTS OR BALLOTS WITHOUT AN ORIGINAL SIGNATURE WILL NOT BE COUNTED.

         You may be contacted by representatives of the Creditors Committee with regard to your vote on the Plan. Votes cast by holders of Claims will be irrevocable once received by the Creditors' Committee, unless the Bankruptcy Court, after application, notice and hearing, permits a change of vote. If any ballot received by the Creditors Committee is not discernible as to the Class of the Claim or the name of the holder thereof, such ballot will be disregarded and not counted. If a ballot is damaged or lost, please contact Creditors Committee counsel. If you have any questions regarding the procedures for voting on the Plan, please contact your legal counsel for advice.

         B. HOLDERS OF CLAIMS SOLICITED TO VOTE.

         Any holder whose Claim is within a Class impaired under the Plan and who is eligible (upon Allowance of such Claim) to receive distributions under the Plan, is being solicited to vote to accept or reject the Plan if either (i) its Claim has been scheduled by the Debtors, but such Claim is not scheduled by the Debtors as disputed, contingent or unliquidated, or (ii) it has filed a proof of Claim (a) on or before June 21, 1999 (the "Bar Date"), or (b) after the Bar Date with leave of the Bankruptcy Court pursuant to a Final Order, and as to which no timely objection has been filed, or if a timely objection has been filed, to the extent which such Claim is Allowed by a Final Order of the Bankruptcy Court or temporarily Allowed for purposes of voting only. As of the filing of this Disclosure Statement, the Creditors Committee are continuing to review Claims to assess their validity and intend to identify objectionable Claims and file objections thereto.

         Any Claim as to which an objection has been filed (and such objection is still pending on the voting date) is not entitled to have its vote counted unless the Bankruptcy Court temporarily allows the Claim for voting purposes in an amount which the Bankruptcy Court deems proper upon motion by the holder to whose Claim has been objected. Such a motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the Bankruptcy Court for commencement of the Confirmation Hearing. In addition, a vote may be disregarded if the Bankruptcy Court determines that such vote was not solicited or procured in good faith, in accordance with the provisions of the Bankruptcy Code.

         C. DEFINITION OF IMPAIRMENT.

         Under Section 1124 of the Bankruptcy Code, a class of claims or interests is impaired under a plan of reorganization unless, with respect to each claim or interest of such class, the Plan:

         1. leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or

         2. notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to receive accelerated payment of such claim or interest after the occurrence of a default:

              a. cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;

              b. reinstates the maturity of such claim or interest as it existed before the default;

              c. compensates the holder of such claim or interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

              d. does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or interest.

         D. Vote Required for Class Acceptance.

         As a condition of confirmation, the Bankruptcy Code requires acceptance of a plan of reorganization by all impaired classes (except as discussed below). The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds (2/3rds) in dollar amount and one-half (1/2) in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan, i.e., acceptance takes place only if two-thirds (2/3rds) in amount and majority in number of the holders of claims in a given class actually voting cast their ballots in favor of acceptance. The Bankruptcy Code defines acceptance of a plan by a class of equity interest.

holders as acceptance by holders of two-thirds in amount of the interests of that class which actually cast ballots for acceptance or rejection of the plan. Notwithstanding the requirement of class acceptance, a plan may be confirmed even if one or more impaired classes does not accept the plan if at least one impaired class of non-insider claims has accepted the plan and the Court determines that the plan does not discriminate unfairly, and is fair and equitable, with respect to each class that is impaired and has not accepted the plan.

         If the Plan is confirmed, all holders of Claims against and Equity Interests in the Debtors, whether voting or non-voting and, if voting, whether accepting or rejecting the Plan, will be bound by the terms of the Plan.

                                       VI.

                            CONFIRMATION OF THE PLAN

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

         A. CONFIRMATION HEARING.

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether all requirements for confirmation of the Plan have been satisfied. By Order of the Bankruptcy Court entered on April 17, 2000 the Confirmation Hearing has been scheduled for May ____, 2000, at ______ ___.m., Central Time, at the United States Bankruptcy Court, Northern District of Texas, United States Courthouse, l4th Floor, Earl Cabell Federal Office Building, 1100 Commerce, Dallas, Texas 75242 (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement made at the Confirmation Hearing or any adjournment thereof.

         ANY ANNOUNCEMENT OF ADJOURNMENT OF THE DATE AND TIME OF THE CONFIRMATION HEARING MADE IN COURT SHALL BE THE ONLY NOTICE PROVIDED TO HOLDERS OF CLAIMS AND EQUITY INTERESTS, UNLESS THE BANKRUPTCY COURT ORDERS OTHERWISE.

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court with proof of service and served upon the Debtors' counsel and Creditors' Committee's counsel listed below on or before May ___,2000 at _____ __.m. Central Time.

                       COUNSEL FOR CREDITORS COMMITTEE OF
                          NATIONAL ENERGY GROUP, INC.:

                                    Hugh Ray
                                   Van Oliver
                             ANDREWS & KURTH L.L.P.
                          Suite 3700, 1717 Main Street
                               Dallas, Texas 75201

                    COUNSEL FOR NATIONAL ENERGY GROUP, INC.:

                               Patrick J. Neligan
                                 Mark A. Andrews
                        Neligan, Andrews, Bryson & Foley
                            Suite 4050, 1717 Main St.
                               Dallas, Texas 75201

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED UPON THE CREDITORS' COMMITTEE'S COUNSEL AND FILED WITH THE BANKRUPTCY COURT, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.


         B. REQUIREMENTS FOR CONFIRMATION OF THE PLAN.

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the confirmation requirements of Section 1129 of the Bankruptcy Code have been satisfied, in which event the

Bankruptcy Court shall enter an order confirming the Plan. The applicable requirements for confirmation are as follows:

         1. The Plan complies with the applicable provisions of the Bankruptcy Code.

         2. The Creditors Committee has complied with the applicable provisions of the Bankruptcy Code.

         3. The Plan has been proposed in good faith and not by any means forbidden by law.

         4. Any payment made or promised by the Debtors or Creditors Committee, or by a person acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         5. The Creditors Committee has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy, and the Creditors Committee has disclosed the identity of any insider that will be employed or retained by the reorganized Debtors, and the nature of any compensation for such insider.

         6. With respect to each Class of impaired Claims or Equity Interests, either each holder of a Claim or Equity Interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code; or if Section 1111(b)(2) of the Bankruptcy Code applies to the Claims of such Class, each holder of a Claim will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such holder's interest in the Debtors' estates' interest in the property that secures such Claims.

         7. Each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

         8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administration Expense Claims and Allowed Other Priority Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Allowed Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.

         9. At least one Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

         10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         11. The Plan must provide that the quarterly fees required under 28 U.S.C. Section 1930 have been paid or that they will be paid on the Effective Date of the Plan.

         The Creditors Committee believes that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code, that it has complied or will have complied with all of the requirements of Chapter 11, and that the proposal of the Plan is made in good faith. As to NEG Preferred and Common Stock Interests, the Creditors Committee intends to seek confirmation of the Plan under the cramdown provisions of the Bankruptcy Code discussed below.

         C. CRAMDOWN.

         Generally, under the Bankruptcy Code, a plan of reorganization must be approved by each impaired class of creditors. A Bankruptcy Court, however, may confirm a plan that has not been approved by each impaired class if at least one impaired class accepts the plan by the requisite vote and the Bankruptcy Court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each class that is impaired and has not accepted the plan. A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if each dissenting class is treated equally with other classes of equal rank. "Fair and equitable" has different meanings with respect to the treatment of secured claims, unsecured claims and equity interests.

         As set forth in Section 1129(b)(2) of the Bankruptcy Code, the condition that a plan of reorganization be fair and equitable with respect to a class includes the following requirements. With respect to a secured claim, "fair equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date at least equal to the value of such creditor's interest in the property securing its liens, (ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

         With respect to an unsecured claim, "fair and equitable" means either,
(i) each impaired unsecured creditor receives or retains property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

         With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains on account of such interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; and (ii) the holder of any interest that is junior to the interest of such class will not receive under the plan any property on account of such junior interest.

         In the event one or more Classes of impaired Claims rejects the Plan, the Creditors Committee reserves the right to proceed with confirmation pursuant to Section 1129(b) of the Bankruptcy Code, and the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims.

                                      VII.

                           DESCRIPTION OF THE DEBTORS


         A. BUSINESS.

            1. GENERAL OVERVIEW OF THE COMPANY.

         National Energy Group, Inc. was incorporated under the laws of the State of Delaware on November 20, 1990. Effective June 11, 1991, Big Piney Oil and Gas Company and VP Oil, Inc. merged with and into the Company. On August 29, 1996, Alexander Energy Corporation was merged with and into a wholly-owned subsidiary of the Company, which subsidiary was merged with and into the Company on December 31, 1996.

         The Company is an independent energy company which has historically engaged in the exploration, acquisition, exploitation, development and operation of oil and natural gas properties in major producing basins onshore in Texas, Louisiana, Oklahoma, Arkansas, and Mississippi, and offshore in the Gulf of Mexico.

            2. BUSINESS PRIOR TO BANKRUPTCY.

         Historically, the Company has developed and exploited existing properties by drilling Development Wells, and recompleting and reworking existing wells. The Company in late 1998 continued to participate in non-operated wells as described above and limited drilling operations in 1998.

         The following table sets forth the Company's principal areas of operations and the Company's Proved Reserves of oil and natural at July 1, 1999.



                   SUMMARY OF RESERVES AND FUTURE NET REVENUE

                               AS OF JULY 1, 1999

                      NATIONAL ENERGY GROUP, INC. INTEREST



                           Net Reserves               Future Net Revenue
                           ------------               ------------------
                        Oil           Gas                        Present Worth
Area/Category          (MBBL)        (MMCF)         Total           at 10%
-------------          ------        ------         -----        -------------
ANADARKO
Proved Developed
  Producing             481,005    24,835,779    $ 58,377,100    $  33,194,000
  Non-Producing          68,426     2,889,907       8,588,600        1,942,300
Proved Undeveloped       19,415     1,695,960       2,384,100          930,700
                     ----------   -----------    ------------    -------------

   Total Proved         568,846    29,421,646    $ 69,349,800    $  36,067,000

Probable(1)              73,330     1,297,471    $  2,576,800    $     617,300

ARKOMA
Proved Developed
 Producing               31,332     7,308,900    $ 13,635,700    $   8,819,300
 Non-Producing                0       305,738         914,000          101,300
Proved Undeveloped            0       277,710         286,600          176,600
                     ----------   -----------    ------------    -------------

   Total Proved          31,332     7,892,348    $ 14,836,300    $   9,097,200

Probable(1)                   0       936,763    $  1,140,200    $     652,000
GULF COAST
Proved Developed

                           Net Reserves               Future Net Revenue
                           ------------               ------------------
                        Oil           Gas                        Present Worth
Area/Category          (MBBL)        (MMCF)         Total           at 10%
-------------          ------        ------         -----        -------------
 Producing            1,417,289     2,347,359    $ 13,466,300    $  13,362,600
 Non-Producing          936,849     2,017,409      16,246,400       10,819,500
Proved Undeveloped       78,173     3,938,268       6,573,800        4,790,100
                     ----------   -----------    ------------    -------------

   Total Proved       2,432,311     8,303,036    $ 36,286.500    $  28,972,200

Probable(1)             876,938     1,773,464    $ 18,588,800    $  10,173,500

                           Net Reserves               Future Net Revenue
                           ------------               ------------------
                        Oil           Gas                        Present Worth
Area/Category          (MBBL)        (MMCF)         Total           at 10%
-------------          ------        ------         -----        -------------

EAST TEXAS
Proved Developed
  Producing             132,382    21,525,430    $ 44,420,200    $  25,086,400
  Non-Producing          18,777       196,542         608,900          102,200
Proved Undeveloped        1,564     1,564,336       1,540,500          346,800
                     ----------   -----------    ------------    -------------

    Total Proved        152,723    23,286,308    $ 46,569,600    $  25,535,400

Probable(1)              13,044     2,276,604    $  2,412,200    $     484,600

WEST TEXAS
Proved Developed
  Producing           1,679,616     1,622,377    $ 12,896,600    $  10,101,300
  Non-Producing          47,145        47,653         219,500          151,300
Proved Undeveloped      450,784       495,180       3,444,200        1,528,700
                     ----------   -----------    ------------    -------------

    Total Proved      2,177,545     2,165,210    $ 16,560,300    $  11,781,300

Probable(1)                   0             0    $          0    $           0

TOTAL ALL AREAS
Proved Developed
  Producing           3,741,624    57,639,845    $142,795,900    $  90,563,600
  Non-Producing       1,071,197     5,457,249      26,577,400       13,116,600
Proved Undeveloped      549,936     7,971,454      14,229,200        7,772,900
                     ----------   -----------    ------------    -------------

    Total Proved      5,362,757    71,068,548    $183,602,500    $ 111,453,100

Probable(1)             963,312     6,284,302    $ 24,718,000    $  11,927,400

         a. Mid-Continent Area

         At July 1, 1999, approximately 52.5% (37.3 Bcfe) of the Company's Proved Reserves were located in the Mid-Continent area in Oklahoma and western Arkansas which includes the Anadarko and Arkoma Basins.

         b. Anadarko Basin.

         The Anadarko Basin is considered a mature oil and natural gas province characterized by multiple producing horizons and relatively long reserve lives. Drilling a Producing Well on these locations can convert Proved Undeveloped Reserves to Proved Developed Producing Reserves, and can provide additional PUD locations on the Company's leasehold acreage.

         The Company's Anadarko Basin properties were initially drilled on 640 acre producing units. Industry has successfully demonstrated to Oklahoma regulators that deeper wells in the Anadarko Basin will not efficiently drain 640 acres and have obtained authorization for increased density drilling on smaller acreage units. Further, under the forced pooling rules in Oklahoma, even if the Company is not the operator of the property for which increased density drilling has been approved, the Company may propose to drill and operate additional wells on the original production unit. Frequently this results in the proposing party owning a larger portion of newly drilled wells because other Working Interest owners may decline to participate.

         During the year ended December 31, 1998, the Company drilled 7 Gross (2.4 Net) Development Wells in the Anadarko Basin of which 5 Gross (1.6 Net) Development Wells were completed as commercially productive. The Company's wells typically are completed in horizons ranging in depth between 7,000 and 15,000 feet Since Chapter 11, the Company has drilled no additional wells.

         c. East and West Texas Area

         At December 31, 1998 approximately 35.8% (25.4 Bcfe) of the Company's Proved-Reserves were located in the East and West Texas area, including East Texas and the Goldsmith Adobe Unit in West Texas.

         (1) East Texas.

         These reserves are found in the Cotton Valley formation and the Travis Peak formation. The Cotton Valley formation is generally found at depths of 8,500 to 10,500 feet in the Company's area of interest. These properties produce from low permeability reservoirs that generally contain relatively long life natural gas reserves. A significant portion of the cost to complete Cotton Valley wells is incurred due to the low permeability of interbedded sandstones and shales, which requires large hydraulic fracture stimulation, typically of multiple zones of the producing formation, to obtain the increased production levels necessary to make such wells commercially viable. The Travis Peak formation is generally found at a depth of 7,200 feet and principally contains oil reserves.

         (2) Goldsmith Adobe Unit ("Gau").

         The Goldsmith Adobe Unit is in the Permian Basin in West Texas. The Company owns approximately a 95% Working Interest in the GAU, which it operates.

         Originally the GAU was drilled on 40 acre spacing units. Previous operators had drilled several wells on 20 acre spacing units and, based on the results of this drilling and 20 acre spacing development on adjoining leases, the Company began a drilling program in July 1994 to develop the GAU on 20 acre spacing units. During 1998, the Company drilled and completed as commercially productive, 4 Gross (3.8 Net) Development Wells on the GAU.

         Typically, wells drilled by the Company in the GAU in 1998 were drilled to depths between 5,600 and 6,000 feet into the Clearfork formation.

         d. Gulf Coast Area

         At July 11, 1999 approximately 11.7% (8.3 Bcfe) of the Company's Proved Reserves were located in the Gulf Coast areas, principally in the Greater Bayou Sorrel Area in Iberville Parish, Louisiana and at Mustang Island in offshore Gulf of Mexico. The Company also has participated in exploratory activity in various parishes throughout Southern Louisiana.

         e. Greater Bayou Sorrel Area.

         The Greater Bayou Sorrel Area is located approximately eighty miles west of New Orleans, in Iberville Parish, Louisiana, in the Atchafalaya River Basin. The target formations of the Company's exploration prospects in this area range from approximately 11,000 to 14,000 feet and include the Marg Vag, Marg Howeii, Camerina, Cib Haz, and Marg Tex zones. The topography of the surface is river swamp and all work must be done with barge-mounted drilling rigs and boats. Production platforms are mounted on pilings. The Company first participated in the successful exploratory test of the Schwing #1 well in the Company's East Bayou Sorrel prospect in January 1996. This discovery well was drilled to a total depth of approximately 14,000 feet on the eastern flank of the old Bayou Sorrel Field, which was discovered by Shell Oil Company in 1954. The old Bayou Sorrel Field was drilled in the 1950s and 1960s, with a total of 87 wells drilled and produced in twenty-eight different horizons ranging in depths from 7,000 to 11,100 feet. During 1997, the Company successfully drilled and completed a second test well, the Schwing #2.

         During 1998, the Company drilled 2 Gross (1.2 Net) Exploratory Wells in the Greater Bayou Sorrel area both of which were determined to be dry holes. Also during 1998, the Company successfully drilled and completed 1 Gross (.8
Net) Development Well in the Greater Bayou Sorrel area.

         The Company has completed shooting, processing and interpreting, an approximate 54 square mile 3-D seismic survey over the Greater Bayou Sorrel Area. The Company has identified additional potential drilling locations for prospects in this area through interpretation of the 3-D seismic data. The Greater Bayou Sorrel Area has produced and continues to produce significant oil and gas. Because of the difficult topography, very little seismic data had been acquired prior to the Company's 3-D survey. The Company controls approximately 13,400 acres either by lease or option to lease, within the Greater Bayou Sorrel Area.

         In March 1998, the Company acquired Fortune Natural Resources Corporations interests in the East Bayou Sorrel field for approximately $4.5 million in cash.

         3. OIL AND NATURAL GAS RESERVES

         The estimated reserves and related future net revenues as of July 1, 1999 were prepared by the Company's outside engineers Netherland, Sewell & Associates, Inc. All of the Company's reserves are located in the continental United States. This reserve report was prepared using constant prices and costs in accordance with the published guidelines of the SEC. The net weighted average prices used in the Company's reserve report at July 1, 1999 were $20.065 per barrel of oil, increasing through 12/31/99 and then decreasing to $17.610 per barrel of oil on December 31, 2002 and $2.30 per MMBTU of gas on July 1, 1999 and increasing to a high of $3.06 on December 31, 1999 and then decreasing to $2.57 on December 31, 2002. The estimation of reserves and future net revenues materially affected by the oil and gas prices used in preparing the reserve report.

         4. LEASEHOLD ACREAGE.

         The following table shows the approximate Gross and Net Acres in which the Company had a leasehold interest as of July 31, 1999

                      DEVELOPED ACREAGE   UNDEVELOPED ACREAGE
                      -----------------   -------------------
                       GROSS      NET      GROSS        NET
                      -------   -------   -------     -------
Area:
Mid-Continent         104,654    53,900     3,700         2.4
East and West Texas    17,863    14,315     6,374         3.6
Gulf Coast             15,778    10,657    30,832        22.0
                      =======   =======   =======     =======
 Totals               138,295    78,872    40,906        28.1


         5. Title to Oil and Natural Gas Properties.

         The Company has acquired interests in producing wells and undeveloped acreage in the form of Working Interests, Royalty Interests, and overriding Royalty Interests. To reduce the Company's financial exposure in any one exploratory prospect, the Company often acquired less than 100% of the Working Interest in a prospect.

         6. Control over Production Activities.

         The Company operated 394 of the 550 producing wells in which it owned an interest as of December 31, 1998. The non-operated properties are operated by unrelated third parties pursuant to operating agreements which are generally standard in the industry. Significant decisions about operations regarding non-operated properties may be determined by the outside operator rather than by the Company. If the Company declines to participate in additional activities proposed by the outside operator under certain operating agreements, the Company will not receive revenues from, and/or will lose its interest in the activity in which it declined to participate.

         7. MARKETS AND CUSTOMERS.

         The availability of a ready market for any oil and natural gas produced by the Company and the prices obtained for such oil and natural gas depend upon numerous factors beyond its control, including the demand for and supply of oil and natural gas; fluctuations in production and seasonal demand; the availability of adequate pipeline and other transportation facilities; weather conditions; economic conditions; imports of crude oil; production by and agreements among OPEC members; and the effects of state and federal governmental regulations on the import, production, transportation, sale and taxation of oil and natural gas. The occurrence of any factor that affects a ready market for the Company's oil and natural gas or reduces the price obtained for such oil and natural gas may adversely affect the Company.

         A large percentage of the Company's oil and natural gas sales are made to a small number of purchasers. The Company normally sells its oil under six month contracts. During 1996, Plains Marketing and Transportation accounted for 83% of the Company's oil sales, while Crosstex Energy and GPM Natural Gas Corporation each accounted for 22% of the Company's natural gas sales. For the year ended December 31, 1997, Plains accounted for 84% of the Company's oil sales, and Crosstex and GPM accounted for 20W and 14%, respectively, of the Company's natural gas sales. For the year ended December 31, 1998, Plains accounted for 85% of the Company's oil sales, and Crosstex and Aquila Energy Marketing accounted for 23% and 26%, respectively, of the Company's natural gas sales. The agreement with Plains, entered into in 1993, provides for Plains to purchase the Company's oil pursuant to West Texas Intermediate posted prices plus a premium. The Company does not believe that the loss of any purchaser would have a material adverse effect on its business because, under prevailing market conditions, such purchaser could be replaced.

         A portion of the Company's natural gas production has been sold in the past pursuant to long term netback contracts. Under netback contracts, gas purchasers buy gas from a number of producers, process the gas for natural gas liquids, and sell the liquids and residue gas. Each producer receives a fixed portion of the proceeds from the sale of the liquids, and residue gas. The gas purchasers pay for transportation, processing, and marketing of the gas and liquids, and assume the risk of contracting pipelines and processing plants in return for a portion of the proceeds of the sale of the gas and liquids. Generally, because the purchasers are marketing large volumes of hydrocarbons gathered from multiple producers, higher prices may be obtained for the gas and liquids. A portion of the Company's natural gas production is also sold under forward sales contracts. See Note 9 of Notes to Consolidated Financial Statements. Deliveries under these contracts are priced based on NYMEX prices less a differential whereby the Company may fix the price for deliveries under these contracts at any time three days prior to the close of the then current contract based on the NYMEX prices at that time. The Company pays the cost of transportation of the natural gas to the delivery point specified in these contracts. The remainder of the Company's natural gas is sold on the spot market under short-term contracts.

         8. OFFICE SPACE.

         The Company leases approximately 25,000 square feet of office space in Dallas, Texas. The Company also leases a small amount of office space in Odessa, Texas, Fort Smith, Arkansas and Yukon, Oklahoma for its business activities.

                  9.       EMPLOYEES.

                  In late 1999, the Company had approximately 50 full-time employees. Of these employees, eight are field-related personnel. The Company does not have any collective bargaining agreements with employees and believes that relations with its employees are generally satisfactory.

                  10.      LEGAL PROCEEDINGS.

                  The Company filed suit against Mr. R.E. Steakley in August 1995 to enjoin Mr. Steakley from interfering with the operations of the Company. Mr. Steakley counterclaimed against the Company for surface damages, alleging certain environmental claims. In February 1999, without admitting any liability, the Company and Mr. R.E. Steakley entered into a Settlement and Release Agreement which provided that each of the Company and Mr. Steakley release and discharge the other from all claims and damages which may have occurred through January 31, 1999 and dismiss the pending lawsuits against each other. The Company further agreed to pay Mr. Steakley an amount of $75,000, purchase certain materials from Mr. Steakley at market value which the Company shall use to maintain roads incidental to its operations on the Steakley property and limit the Company's ingress and egress to specified entrances on the Steakley property.

                  Other than the Bankruptcy Court proceedings, the Company is a defendant in one additional material pending legal proceedings that it anticipates settling.

                  While the ultimate results of these proceedings cannot be predicted with certainty, the Company does not believe that the outcome of these matters will have a material adverse effect on the Company.

                  11.      ABANDONMENT COSTS.

         NEG is generally responsible for the costs associated with the plugging of wells, the removal of facilities and equipment and site restoration on its oil and gas properties, pro rata to its working interest. Historically, NEG has provided for expected future abandonment liabilities by accruing for such costs as a component of depletion, depreciation and amortization as production occurs. Between $1 and $2 million in abandonment costs are anticipated to be incurred in connection with transactions involving the sale or NEG divestiture of Lake Mongoulois. Estimates of abandonment costs and their timing may change due to many factors, including actual drilling and production results, inflation rates, changes in abandonment techniques and technology and changes in environmental laws and regulations.

                  If a sale of the Debtors' interest in the Lake Mongoulois properties does not occur, the Creditors' Trust may seek to rescind the acquisition of such properties from EEX Corp. or, alternatively recover damages from EEX Corp., in a minimal amount to cover such plugging and abandonment costs. EEX may assert defenses to any such litigation, such that the ultimate outcome cannot be predicted.

                  Other plugging and abandonment costs will be assumed and paid by Arnos Corp. except with respect to Mustang Island where the expected production of which may carry such costs as part of its operations.

                  The Company and Creditors Committee have been in negotiations with third parties relative to their acquiring NEG's interest in both Lake Mongoulois and Mustang Island and the assumption of the related plugging and abandonment costs. Two such parties have executed letters of intent which are subject to negotiations, Court approval and consummation of a finalized agreement.

         B.       SELECTED FINANCIAL INFORMATION.

                  1.       MARKET INFORMATION.

         The Company's Common Stock traded on the NASDAQ National market since September 1, 1995 under the symbol 11NEGX11. On November 9, 1998, NASDAQ notified the Company that its common stock would be delisted effective at the close of business that day for failing to meet the net tangible asset test and minimum bid price requirements set forth in NASD Marketplace Rules 4450(a)(3) and 4450(a)(5). NASDAQ also advised the Company that its common stock was immediately eligible for trading on the OTC Bulletin Board through authorized broker-dealers who had been market makers in the Company's stock during the last 30-days. The Company contacted its OTC Market Makers to notify them of NASDAQ's action and to facilitate future trading activity. The Company's common stock has traded in 1999 on the OTC Bulletin Board under the symbol 11NEGXQ11.

                  a. 10-3/4% SENIOR NOTES DUE 2006 - APPROXIMATELY $165 MILLION OUTSTANDING.

                  In November 1996, the Company issued $100 million aggregate principal amount of unregistered 10 3/4 Series A Notes due 2006. The net proceeds of the Series A Notes of approximately $96.1 million were used to repay approximately $62.0 million of borrowings under the predecessor to the credit facility and to increase the Company's working capital. In 1997, the Series A Notes were exchanged for the registered 10 3/4% Series B Notes due 2006 which are substantially identical to the Series A Notes. Collectively, the Series A Notes and

Series B Notes are referred to as the "Series A/B Notes." In August 1997, the Company issued $65.0 million aggregate principal amount of its unregistered
10 3/4% Series C Notes. The net proceeds of the Series C Notes of approximately $64.8 million were used to repay approximately $23.0 million of borrowings under the Bank One Credit Facility, to fund that year's drilling program, and to increase the Company's working capital. In December 1997, the Company exchanged substantially all of the Series A/B Notes and the Series C Notes for registered 10 3/4% Series D Notes due 2006. The Series D Notes are substantially identical to the Series A/B Notes and the Series C Notes. Collectively, the Series A/B Notes, the Series C Notes, and the Series D Notes are referred to as the "Notes." The Notes bear interest at 10 3/4% per annum, payable semi-annually on May 1 and November 1.

                  b.       ARNOS SECURED CLAIMS PURCHASE FROM BANK GROUP.

                  On August 29, 1996, the Company, NEG-OK and Boomer Marketing, entered into a credit facility with Bank One, as Bank and Administrative Agent, and the Credit Lyonnais New York Branch, as Bank and Syndication Agent (collectively, the "Banks"). The credit facility consisted of a $100.0 million reducing revolving line of credit, with an initial borrowing base of $60.0 million and a $5.0 million term loan. Interest under the reducing revolving line of credit was payable monthly at the Bank One base rate, as adjusted. The proceeds from the credit facility were used to repay a prior credit facility and the existing indebtedness of NEG-OK, resulting in an extraordinary charge of $292,372 or $.01 per common share in 1996.

                  In November 1996, the Company repaid the outstanding borrowings under the credit facility with a portion of proceeds from the issuance of $100.0 million principal amount of 10 3/4% Senior Notes due 2006 (the "Series A Notes"). 5.

                  Also in November 1996, in connection with the issuance of the Series A Notes, the Company revised the credit facility. The credit facility had a borrowing base of $25.0 million. The principal amount of borrowings was due at maturity, August 29, 2000 and interest is payable monthly.

                  The Company granted liens to the Banks on substantially all of the Company's oil and natural gas properties, whether currently owned or thereafter acquired, and a negative pledge on all other oil and natural gas properties. The credit facility required, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth.

                  The credit facility contained other covenants prohibiting cash dividends, distributions, loans, or advances to third parties, except that cash dividends on preferred stock will be allowed so long as no event of default exists or would exist as a result of the payment thereof.

                  The Company was required to pay a commitment fee on the unused portion of the borrowing base equal to 1% per annum.

                  On December 7, 1998, Bank one and Credit Lyonnais gave notice to the Company that all outstanding obligations under the credit facility were accelerated and were immediately due and payable due to certain unspecified Events of Default as defined in the loan agreement. Effective December 22, 1998, the credit facility and all associated liens were assigned by the Banks to Arnos, Corp. ("Arnos") an affiliated subsidiary of the Company's Series D Preferred Stockholder and entity controlled by Carl Icahn. In a letter dated December 23, 1998 to the Company, Arnos (1) rescinded the acceleration of the loan, (2) waived all defaults existing at that time and (3) made sufficient borrowings available to pay the interest on the Senior Notes that was due on November 2, 1998 conditioned upon the Bankruptcy Court's dismissal of the Involuntary Petition. The Company had $25,000,000 outstanding under the Arnos credit facility as of December 1, 1999.

                  In connection with its proposed purchase of substantially all the oil and gas properties of NEG as of November 1, 1999, Arnos Corp. credit bid under Section 363(k) of the Bankruptcy Code the $25 million of principal owed it by NEG, leaving only approximately $100,000 in accrued interest to be paid to Arnos Corp. on that debt.

                  c.       NEG PREFERRED STOCK.

                  In June 1994, the Company consummated the sale of $5.0 million of the Series B Preferred Stock. Fifty thousand shares of the Series B Preferred Stock were sold by the Company at $100 per share. The Series B Preferred Stock is convertible into shares of the Common Stock at a conversion price of $1.625 per share. In October 1997, 13,813 shares of the Series B Preferred Stock were converted into Common Stock, leaving 38,687 shares of the Series B Preferred Stock outstanding. The board of directors declared dividends on the Series B in December of 1998, which would be made in shares of Series B Preferred Stock. That dividend-in-kind was not made and is currently in arrears.

                  In June 1995, the Company consummated the sale of $4.0 million of the Series C Preferred Stock. Forty thousand shares of the Series C Preferred Stock were sold by the Company at $100 per share. The Series C Preferred Stock is convertible into shares of the Common Stock at a conversion rate of $2.00 per share. The Series B Preferred Stock and Series C Preferred Stock require that dividends be paid on the Series B Preferred Stock and Series C

Preferred Stock before any dividends are paid on the Common Stock. In October 1997, 17,000 shares of the Series C Preferred Stock were converted into Common Stock, leaving 23,000 shares of the Series C Preferred Stock outstanding. The board of directors declared dividends on the Series C in December of 1998, which would be made in shares of Series C Preferred Stock. This dividend-in-kind was not made and is currently in arrears.

                  In August 1996, the Company completed the sale of 100,000 shares of the Series D Preferred Stock for $10.0 million and 50,000 shares of the Series E Preferred Stock for $5.0 million. The Series D Preferred Stock and Series E Preferred Stock are convertible into shares of the Common Stock at a conversion price of $2.25 per share. As part of such sale, the Company agreed to extend the date at which it may first redeem the Series B Preferred Stock and Series C Preferred Stock from June 14, 1997 to June 14, 1999. In October 1997, 40,500 shares of the Series E Preferred Stock were converted into Common Stock, leaving 9,500 shares of the Series E Preferred Stock outstanding.

                  2.       SIGNIFICANT EVENTS OCCURRING DURING CHAPTER 11

         A number of significant events have occurred to National Energy Group, Inc. and Boomer Marketing, Inc. since the filing of the involuntary petition in bankruptcy against National Energy Group, Inc. on December 4 1998. The more significant events include the following:

                  a. GRANTING PETITIONING CREDITORS RELIEF AND DECLARING NEG INSOLVENT.

                  At a hearing conducted before the Honorable Robert C. McGuire on February 9, 1999, the Court after considering evidence, testimony and arguments determined that the Company was not paying its debts as they generally came due within the meaning of Section 303 of the

Bankruptcy Code, that an order for relief should be entered against the Company and that the Company was insolvent.

                  b.       CESSATION OF MOST DRILLING ACTIVITIES.

                  On February 26, 1999, the Creditors Committee filed an "Emergency Motion to Compel Debtors to Justify and Comply with Budget and to Prohibit Future Drilling Activities in Chapter 11." Subsequently, the Company agreed and the Court ordered that the Company discontinue exploratory or development drilling programs commenced by it.

                  c. TERMINATION OF THE EXCLUSIVE RIGHT TO FILE A PLAN OF REORGANIZATION

         On April 2, 1999, the Creditors Committee filed a "Motion to Terminate the Exclusive Right of the Debtors to File a Plan of Reorganization." At a hearing conducted on April 22, 1999, the Court entered an order granting in part and denying in part that motion by requiring the Company to file a comprehensive summary plan of reorganization by the close of business on Monday, May 24, 1999 and for the Creditors Committee to submit an outline of a plan by the same date. At subsequent hearings conducted before the Court on June 4, 1999 and thereafter, the Company and the Creditors Committee agreed to a general procedure for selling substantially all the oil and gas assets of the Company through an auction to be conducted in the courtroom of and pursuant to sale procedures approved by the Court. The Debtors did not to file a plan of reorganization and disclosure statement, and as a consequence, its exclusive right for doing so has expired.

                  d.       JOINT EMPLOYMENT OF CIBC WORLD CAPITAL MARKETS

         On July 30, 1999, the Company and the Creditors Committee jointly filed an Application to Employ CIBC World Markets Corporation ("CIBC") as marketing agent for the sale of the more substantially valued oil and gas assets of the Company located in the Arkoma and Anadarko Basins of Oklahoma, the East Texas and Gulf Coast fields of Louisiana and Texas and the Company's Gau Unit in West Texas. The professionals of CIBC worked with the land department, petroleum engineers, geologists, financial and other personnel of the Company to develop a comprehensive marketing brochure which was distributed to in excess of 400 industry parties, announcing the intended sale of the Company's assets. The Company, together with the assistance of PricewaterhouseCoopers and CIBC organized and oversaw the operations of a data room, including visits of in excess of 30 companies interested in purchasing all or sub-parts of the Company's oil and gas assets. At an auction conducted before the Bankruptcy Court on November 1, 1999, Arnos Corp.("Arnos") was determined to be the high bidder for substantially all the oil and gas assets of the Debtors. Exco Resources, Inc. was determined to be the back-up bidder.

                  e.       PROPOSED SALE TO ARNOS

         In connection with the November 1, 1999 auction sale, Arnos deposited with Bank One, Texas as escrow agent for that auction sale, $9,250,000, to be held pending a sale closing. Subsequently, Arnos indicated its desire to negotiate with the Creditors Committee toward a consensual plan of reorganization pursuant to which Arnos would either buy or end up controlling all of NEG, including its common stock, intangible and other assets remaining that were not sold as part of the November 1, 1999 auction sale. Pursuant to the Court's directives, Arnos deposited into the Registry of the Court the sum of $61,825,000 on or about December 9, 1999. As part of that registry deposit, the Court permitted Arnos to credit bid pursuant to Section 363(k) of the Bankruptcy Code $25,000,000 as the principal amount of its secured credit facility purchased on December 22, 1998 from Bank One and Credit Lyonnais. As a result, Arnos Corp. is left with only interest accruing on its debt from December 1, 1999 through approximately December 13, 1999. As of the date of this filing, the Creditors Committee and Arnos have yet to negotiate or finalize the terms of a consensual plan of reorganization to address the Company's remaining assets.


                  f.       EBCO AUCTION SALE OF NOMINALLY VALUED PROPERTIES

         In order to facilitate the auction sale and not complicate its process with smaller and lesser valued and, in certain instances, non-contiguous properties to those of the more highly valued assets, the Company and the Creditors Committee filed a joint application to retain EBCO Auction Company and include in its December, 1999 Oklahoma City, Oklahoma auction approximately 100 miscellaneous oil and gas assets of the Debtors. After accounting for offset, secured and miscellaneous claims relating directly to those properties, the fee commissions and other costs of sale, the net sale proceeds generated for the benefit of creditors approximate $2.9 million.

                  3.       LIQUIDITY AND CASH RESOURCES FOR FUNDING PLAN

                  The following schedule sets forth the estimates of funds and other assets on hand or available with which to pay Allowed Claims of creditors under the Plan. This information, including an estimate of liabilities, was compiled from information provided the Creditors' Committee by the Company:

                                     ASSETS

o        Net Sales Provided from November 1, 1999 Auction Sale to Arnos Corp.,

                  Bank One                   $          9.625 million
                  Court Registry             $         61.875 million
                                             ------------------------
                                             $           71.5 million


o        EBCO Auction Net Proceeds           $            2.9 million
o        Marketable Securities               $            0.4 million
o        Cash as of 10/31/99                 $          24.35 million
o        Accounts Receivable                 $            492-million
o        Oil and Gas Assets
o        Miscellaneous Assets (AR-Joint      $          1-2.5 million
         Interest Billings; Office
         Property; Office Lease; Mustang
         Island)
o        Litigation Proceeds (unknown)
o        Value of Intangible Assets and
         Remaining Assets, including
         claims against Arnos Corp. for
         operating Debtor's oil and gas
         properties since November 1,
         1999                                $ 5-10 million (estimate)
                                             ------------------------
                  Assets Total               $        105-117 million


LIABILITIES

o        Ad Valorem; Severance; Sales and
         Use Taxes                                          $    0.5 million
o        Pre-Petition Trade Claims                          $    1.5 million
o        Post-Petition Trade Claims                         $   2.25 million
o        Involuntary Petition Gap Claims                    $   1.75 million
o        Rejection of Office Lease                          $    0.5 million
o        Professional Chapter II Fees                       $  2-2.5 million
o        Severance/Stay Bonus                               $  l-2.5 million
o        Gas Pre-Payment: Gas Imbalances                    $    1-3 million
         (Suspense Liability not being paid by Arnos)
o        Sr. Notes-Principal                                $    165 million
o        Sr. Notes-Interest at Petition Date                $     10 million
                                                            ----------------
                  Liabilities Total                         $185-190 million

                  4.       DIRECTORS AND OFFICERS OF NEG.

                  The following table lists the name, age as of December 31, 1999 and present position with the Company for each of the Company's directors and executive officers.


NAME                     AGE    PRESENT POSITION WITH THE COMPANY
----                     ---    ---------------------------------

Bob G. Alexander         65     Chairman of the Board of Directors. Executive Officer

Jim L. David             59     Director, Assistant to the President

Russell D. Glass         36     Director

Martin Hirsch            44     Director

Robert H. Kite           44     Director

Robert J. Mitchell       51     Director

Jack G. Wasserman        62     Director

Philip D. Devlin         54     Vice President. General Counsel

R. Kent Lueders          42     Vice President. Corporate Development

Melissa H. Rutledge      33     Vice President. Controller

                  Messrs. Alexander, David and Mitchell were appointed to the Board on August 29, 1996 and Mr. Alexander was appointed President and Chief Executive Officers of the Company effective November 23, 1998. Messrs. Glass, Hirsch and Wasserman were appointed to the Board on December 1, 1998. Pursuant to the terms of the Series B. Preferred Stock, Series C. Preferred Stock and Series D Preferred Stock, the holders of a majority of the outstanding shares of each series have the right to appoint one member to the Company's Board of Directors at all times while such series are outstanding. Mr. Elwood Schafer, the Series C Preferred Stock appointees, resigned from the Board of Directors effective December 31, 1998 Directors generally serve for a term of one year (until the net annual meeting of shareholders) and until their successors are duly elected and qualified, or until their death, resignation or removal, at which time the Board of Directors has the authority to appoint replacements to fill any such vacancies until the next annual meeting of shareholders.

                  The following table sets forth compensation for Officers and Directors as of December 31, 1999:


NAME AND PRINCIPAL POSITION                       YEAR      SALARY           BONUS
---------------------------                       ----      ------           -----


BOB G. Alexander                                  1999      148,910
        President and Chief Executive Officer     1998      148,645
                                                  1997      132,008

Jim L. David                                      1998      105,000
        (former Vice President. Exploration       1997      132,500         35,000
                                                  1996      115,000         10,000

Philip D. Devlin                                  1998      193,882         --
        Vice President. General Counsel           1997      137,500         25,000
                                                  1996           --

Melissa Rutledge                                  1998      107,000         --
        Vice President. Controller and Chief      1997       80,000         15,000
        Accounting Officer                        1996       80,000         15,000



R. Kent Lueders                                   1998       80,556         --
        Vice President. Corporate Development     1997           --         --
                                                  1996           --         --



                  a.       New Directors and Officers

                  Upon the Plan's Effective Date, all present directors of NEG will be terminated and replaced by Chris Ryan, Kate Kutasi, Darryl Schall and Joseph Radecki, who shall serve temporarily as Chairman of the Board.

                  5. EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


                  In January 1996, the Company executed an employment agreement with Melissa H. Rutledge, Vice President, Controller and Chief Accounting Officer, which has a term of three years from the effective date of a "change in control" of the Company. In March 1997, April 1998 and June 1998, respectively, the Company executed a similar employment agreement with Philip D. Devlin, Vice President, General Counsel and Secretary; R. Kent Leuders, Vice President, Corporate Development; Leslie J. Wylie, Vice President, Land, which has a term of three years from the effective date of a "change of control" of the Company (together with the above-referenced employment agreements, the "Employment Agreements"). The Employment Agreements each provided that the three-year term would continuously roll over (so that at any time during the term of such agreements there is a remaining term of three years, but in no event beyond the time the executive and/or officer reaches age 65).

                  The Employment Agreements defined the "change in control" to have occurred when (i) a person, entity or group becomes the beneficial owner of a majority of the securities of the Company ordinarily having the right to vote for election of directors, (ii) during any connective two year period, the directors at the beginning of the period (together with directors approved by a vote of 66-2/3% of such initial directors plus directors previously approved by such 66-2/3% margin) cease to constitute a majority of the Company's Board of Directors, (iii) any sale, lease, exchange or transfer of all, or substantially all, of the Company's assets occurs or (iv) a merger or consolidation occurs with the effect that any person, entity or group, or the shareholders thereof, become the owner of securities of the surviving corporation representing a majority of the voting power of such surviving corporation for the election of directors.

                  The Employment Agreements provided for a three year employment term during which the executive and/or officer received for each year (i) 100% of the average of the executive's annual base salary at the time in question and the executive's annual base salary for each of the preceding two years, and (ii) 100% of the average of the bonuses paid to the executive and/or officer for each of the preceding three fiscal years. If the executive and/or officer were discharged without cause or resigns for "good reason" (as defined therein) after a change in control, then in lieu of the compensation described in the preceding sentence, the executive and/or officer claimed to be entitled to a lump sum cash severance payment equal to three times the sum of (a) the executive's annual base salary then in effect, (b) the average of cash bonuses for each of the three previous years, and (c) the average of fully-vested contributions to retirement plans for such executive and/or officer for each of the three preceding year. In addition, at such time, all options and all other retirement or pension contributions or benefits were to become fully vested and remain fully exercisable for 360 days. Pursuant to an agreement with the Company dated December 2, 1998, each of Ms. Rutledge, Mr. Devlin, Mr. Lueders and Ms. Wylie agreed to terminate their existing Employment Agreements; provided that no court (including the bankruptcy court) reduces or dismisses any of the Severance Pay Benefits (described below) available to such executive pursuant to the Company's Severance Policy.

                  6.       SEVERANCE POLICY.

                  While the Company was in default of its Notes, the Company's directors initiated a Severance Policy effective November 23, 1998 for all employees which provides that for a period ending October 31,2000, all Eligible Participants would be entitled to a Severance Pay

Benefit up to 18 months (as defined in the Policy) in the event such Eligible Participant was terminated by the Company for any reason other than "cause" (as defined in the Policy). The Policy also provide that payments to such terminated employee were to be subject to the employee's execution of a Separation Agreement which would include the following provisions:

                  (i)      a release of all claims against the Company;

                  (ii)     a confidentiality provision; and

                  (iii) an agreement to give notice to the Company and not accept or retain any further Severance Pay Benefit in the event the Eligible Participants were to accept the same or substantially similar employment with any other employer.

Payments under the Policy were to have been made to each such terminated employee on a monthly basis; provided that in the event the Company was sold pursuant to a merger or liquidation proceeding and the Eligible Participant was not offered the same or substantially similar employment, such Severance Pay Benefit would be paid to each Eligible Participant in a lump sum. To date, no employees have been terminated by the Company who would be eligible for Severance Pay Benefits under the Policy. Arnos has indicated to the Creditors Committee that it is considering making a proposal either to pay this liability or employ substantially all employees post-reorganization and thereby reduce significantly the maximum estimated liability of $2.5 million.

                  7.       SECURITY OWNERSHIP Of CERTAIN BENEFICIAL OWNERS.

                  The following table sets forth as of April 20, 1999, the individuals or entities known to the Company to own more than 5% of the Company's outstanding shares of capital stock(1):


NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS           NUMBER OF SHARES

Carl C. Icahn(2)                             Common Stock             8,847,033
114 West 47th St.
19th Floor
New York, NY 10036


--------------------
         (1) Based upon the 40,527,482 shares of Common Stock, 38,687 shares of issued and outstanding Series B Preferred Stock, 23,000 shares of issued and outstanding Series C Preferred Stock, 100,000 shares of issued and outstanding Series D Preferred Stock and 9,500 shares of issued and outstanding Series E Preferred Stock that are outstanding as of April 20, 1999. For each person or group, the percentages are calculated on the basis of the amount of outstanding securities of the particular class plus and securities that such person or group has the right to acquire within 60 days of April 20, 1999 pursuant to options, warrants, conversion privileges or other rights.

         (2) High River Limited Partnership, the record owner of these shares, is a Delaware limited partnership, and has pledged these shares to ING Capital. Riverdale Investors Corp. Inc. is a Delaware corporation and is the general partner of High River. Mr. Carl C. Icahn is the sole stockholder and a director of Riverdale. Riverdale's principal business address is 90 South Bedford Road, Mount Kisco, New York 10549, and Mr. Icahn's principal business address is c/o lcahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. Gascon Partners, a New York general partnership, an affiliate of Mr. Icahn, High River and Riverdale holds warrants to purchase 300,000 shares of Common Stock. High River also holds acquisition of and merger with Alexander Energy Company. The ownership figures in the table assume that all the shares of Series D Preferred Stock are converted and warrants for 1,000,000 shares of Common Stock are exercised. Riverdale and Mr. lcahn, by virtue of their relationships to High River and Gascon, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which High River directly beneficially owns and the shares which Gascon has warrants to purchase. Each of Riverdale and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Mr. Robert J. Mitchell has been appointed a director of the Company as the representative of the holders of the Series D Preferred Stock. Mr. Mitchell does not have dispositive or voting power over any of the shares owned by High River.

NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Kayne Anderson(3)                            Common Stock                  4,547,069
Investment Management, Inc.
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Croft-Leominster, Inc.(4)                    Common Stock                  2,161,710
207 E. Redwood St.
Suite 802
Baltimore, MD 21202

Kayne Anderson Investment                    Series B Preferred Stock      38,687
Management, Inc.
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067




--------------------
         (3) Richard A. Kayne ("Kayne") is President, Chief Executive Officer and Director of Kayne Anderson Investment Management Inc. ("KAIM") and of KA Associates, Inc., a registered broker/dealer. KAIM is the general partner of KAIM NonTraditional, L.P. ("L.P."), registered investment advisor, which is the general partner of and investment advisor to the investment partnerships referred to in this footnote. Mr. Kayne is also a limited partner in each investment partnership and a general partner on one of them. Mr. Kayne and L.P. have shared dispositive and voting power through investment partnerships for 38,687 shares of Series B Preferred Stock, 23,000 shares of Series C Preferred Stock, and 9,500 shares of Series E Preferred Stock, which may be converted at any time into 2,380,738, 1,150,000 and 422,222 shares of Common Stock, respectively, and for warrants to purchase 350,000 shares of Common Stock. The percentage ownership figures in the table assume that all shares of Series B Preferred Stock. Series C Preferred Stock and Series E Preferred Stock are converted, the warrants to purchase 350,000 shares of Common Stock are exercised and 4,302,960 shares of Common Stock are issued, and such shares are added to the shares of Common Stock outstanding. Mr. Kayne disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to him by virtue of his direct interest as a limited or general partner and by virtue of his indirect interest in L.P.'s interest in the investment partnerships. L.P. disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to them by virtue of their percentage interest in the investment partnerships.

         (4) Croft-Leominsser, Inc. the record owner of the shares, is a Maryland corporation.

NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Arbco Associates, L.P.(5)                    Series B Preferred Stock      13,928
1800 Avenue of Stars
Suite 1424
Los Angeles, CA 90067

Offense Group Associates L.P.                Series B Preferred Stock      11,607
1800 Avenue of Stars
Suite 1424
Los Angeles, CA 90067

Kayne Anderson Non-Traditional              Series B Preferred Stock       10,382
Investments, L.P.
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Opportunity Associates L.P.                  Series B Preferred Stock      2,320
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Kayne Anderson Investment(6)                Series C Preferred Stock       23,000
Management, Inc.
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067


------------------
         (5) Beneficial ownership of all the Series B Preferred Stock is attributed to KAIM. For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shares dispositive and voting power with Mr. Kayne and L.P. of 13,928 shares of Series B Preferred Stock which is convertible at anytime into 857,107 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne, and L.P. for 11,607 shares of Series B Preferred Stock which is convertible at any time into 7 14,276 shares of Common Stock. Kayne Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne and L.P. for 10,832 shares of Series B Preferred Stock, which is convertible at an~' time into 666,584 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne and L.P. of 2,320 shares of Series B Preferred Stock, which is convertible at any time into 142,769 shares of Common Stock.

         (6) Beneficial ownership of all the Series C Preferred Stock is attributed to KAIM. For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne and L.P. of 8,280 shares of Series C Preferred Stock, which is convertible at any time into 414,000 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne and L.P. for 7,240 shares of Series C Preferred Stock, which is convertible at any time into 362,000 shares of Common Stock. Kayne Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne and L.P. for 6,100 shares of Series C Preferred Stock, which is convertible at any time into 305,000 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne and L.P. for 1,380 shares of Series C Preferred Stock, which is convertible at anytime into 69,000 shares of Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Arbco Associates, L.P.                       Series C Preferred Stock      8,280
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Offense Group Associates, L.P.               Series C Preferred Stock      7,240
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Kayne Anderson Non-Traditional               Series C Preferred Stock      6,100
Investments, L.P.
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067

Opportunity Associates L.P.                  Series C Preferred Stock      1,380
1800 Avenue of the stars
Suite 1424
Los Angeles, CA 90067

Carl C. Icahn                                Series D Preferred Stock      100,000
114 West 47th Street
19th Floor
New York, NY 10036

Kayne Anderson Investment(7)                 Series E Preferred Stock      9,500
Management, Inc.
1800 Avenue of the stars
Suite 1424
Los Angeles, CA 90067

Foremost Insurance Company                   Series E Preferred Stock      7,500
5230 33rd St., S.E.
Grand Rapids, MI 49512


-----------------
         (7) Beneficial ownership of all the Series E Preferred Stock is attributed to KAIM. Foremost Insurance Company has dispositive and voting power for 7,500 shares of Series E Preferred Stock, which is convertible at any time into 333,333 shares of Common Stock and warrants for 105,000 shares of Common Stock. Topa Insurance Company has dispositive and voting power for 2,000 shares of Series E Preferred Stock, which is convertible at any time into 88,888 shares of Common Stock and warrants for 28,000 shares of Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Topa Insurance Company                       Series E Preferred Stock      2,000
c/o Kayne Anderson Investment
1800 Avenue of the Stars
Suite 1424
Los Angeles, CA 90067


                  8.       SECURITY OWNERSHIP OF MANAGEMENT

                  The following table sets forth information concerning the beneficial ownership of the Company's capital stock as of April 20, 1999 by each of the Company's present directors and executive officers and certain other parties, and the directors and executive officers of the Company as a group, all as reported by each such person as of April 20, 1999.


NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Miles D. Bender (former CEO)                 Common Stock                  847,944
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Jim L. David                                 Common Stock                  475,389
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Bob G. Alexander                             Common Stock                  456,252
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Robert H. Kite                               Common Stock                  406,455
2722 N. 7th st.
Phoenix, AZ 85006

Melissa H. Rutledge                          Common Stock                  66,800
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS                NUMBER OF SHARES

Philip D. Devlin                             Common Stock                  41,473
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Robert J. Mitchell                           Common Stock                  37,500
767 Fifth Avenue
New York, NY 10153

All officers and directors as a              Common Stock                  2,336,813
group (12 people)

                                      VIII.
                   FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DEBTORS AND THEIR COUNSEL AND FINANCIAL ADVISORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, WITH RESPECT TO THE DEBTORS, HOLDERS OF CLAIMS, HOLDERS OF EQUITY INTERESTS, OR REORGANIZED DEBTORS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX, AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE. HOLDERS OF CLAIMS AND HOLDERS OF EQUITY INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES.


         A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

                  1.       GENERAL DISCUSSION.

         In general, the Creditors Committee does not expect the Debtors to incur any substantial tax liability as a result of implementation of the Plan. Based on the current state of the law and the facts known to Debtors the Creditors Committee at this time, it is contemplated that the Plan may permit the retention of a portion of the accumulated net operating loss carryforwards ("NOLS") of the Debtors for future use if the Creditors Committee elects to sell its rights to receive Additional Common Stock to a third party. Accordingly, subject to the possible adjustment of the NOLs in connection with future IRS examinations, and further subject to the limitations in the Tax Code on the use of NOLs in calculating the alternative minimum tax ("AMT"), the NOLs may be available to reduce at least a portion of the Debtors' future taxable income.

                  2.       CANCELLATION OF INDEBTEDNESS.

         In general, the Tax Code, with certain exceptions, provides that taxpayers that realize a "cancellation of indebtedness" must include the amount of cancelled indebtedness in gross income to the extent that the indebtedness canceled exceeds any consideration given for such cancellation. The Tax Code further provides, however, that where the taxpayer is in a Chapter 11 case and the cancellation of indebtedness is pursuant to a plan approved by the bankruptcy court, such cancellation of indebtedness will not be included in gross income, but the taxpayer must generally reduce tax attributes in a specified order.

         The Debtors may realize a material amount of cancellation of indebtedness ("COD") income as a result of the Plan. With certain exceptions, to the extent that any creditor receives a distribution under the Plan in an amount less than such creditor's Claim, the Debtor will realize COD income. Because the Debtors are in bankruptcy, they will not be required to include COD income in taxable income, but rather will be required to reduce their NOLs (and possibly certain other tax attributes, including tax basis of assets) by the amount of the COD income. Tax attributes must be reduced in the order specified as follows: (i) NOLs, (ii) business credits,

(iii) minimum tax credits, (iv) capital loss carryovers, (v) tax basis in assets, (vi) passive activity losses and credits, and (vii) foreign tax credit carryovers. In lieu of this order, however, the Debtors may elect to apply any portion of the reduction to reduce the basis of its depreciable assets first.

                  3.       NOLs AND FUTURE UTILIZATION.

         The total consolidated NOL carryforward available to the Debtors as of December 31, 1999, is presently estimated to be approximately $90 million. The foregoing amount, however, is only an estimate. It is not binding on the IRS and is subject to adjustment as a result of future IRS audits of the Debtors' tax returns, which may not take place for several years. Such losses are also subject to reduction, as discussed in paragraph 2 above. It is expected that COD realized by the Debtors pursuant to the Plan will subsequently reduce the Debtors' NOLs and could reduce certain other tax attributes, including the tax basis of assets.

         Section 382 (in conjunction with Section 383) of the Tax Code imposes limitations upon the utilization of a corporation's NOLs, built-in losses and credit carryforwards following significant changes in the corporation's stock ownership, called an "ownership change." Issuance of Additional Common Stock pursuant to the Plan may result in an "ownership change" as defined in Section 382 of the Tax Code. Thus, subject to certain exceptions applicable to Chapter 11 proceedings as discussed below, the Debtors' utilization of their NOLs remaining after application of the COD rules described above (and also certain "built-in losses") to reduce taxable income generated after the ownership change may generally be subject to an annual limitation equal to the equity value of the Debtors as a group multiplied by the Section 382 federal rate prescribed by the IRS for the month in which the ownership change occurs.

         If the Debtors have a "net unrealized built-in loss" (excess of aggregate adjusted tax basis of assets over aggregate fair market value of such assets immediately before the ownership change) that exceeds certain thresholds, such loss will be subject to the annual limitation to the extent it is recognized during any of the first five years after the Effective Date. For these purposes, in addition to recognized built-in losses resulting from the disposition of these assets, any depreciation, amortization or depletion that is deductible during the five year period and attributable to the built-in loss existing on the Effective Date is treated as a recognized built-in loss subject to these rules. If a deduction for any portion of a recognized built-in loss is disallowed, such portion is carried forward. Accordingly, the utilization of any portion of the Debtors' built-in loss (including depreciation deductions attributable thereto) that is recognized during the five year period will be subject to limitation under Section 382.

         Section 382(1)(5) of the Tax Code and the regulations thereunder provide that the foregoing limitations on the utilization of NOLs after an ownership change do not apply if (i) immediately before the ownership change, the loss corporation is under the jurisdiction of a court in a Title 11 or similar case, (ii) the transaction resulting in such ownership change is ordered by the court or is pursuant to a plan approved by the court, and (iii) the pre-change shareholders and "qualified creditors" of the loss corporation determined immediately before the ownership change own in the aggregate 50% or more of the value and voting power of the reorganized corporation after the ownership change. Qualified creditors are creditors who held their indebtedness for at least 18 months before the date of the filing of the title 11 case or who hold debt that arose in the ordinary course of the trade or business if such other creditors have, at all times, been the beneficial holders thereof. The taxpayer may elect not to have
Section 382(l)(5) apply.

         If Section 382(1)(5) applies then the NOLs must be computed as if no deduction had been allowed for interest paid by the corporation on any obligations that were exchanged for stock pursuant to the plan during any taxable year ending during the three-year period preceding the taxable year in which the ownership change occurs. However, if an ownership change to which
Section 382(l)(5) applied were to occur pursuant to the Plan, the NOLs and other tax attributes of the Debtors would be eliminated in their entirety if there were a second ownership change during the two-year period following the date of the ownership change pursuant to the Plan.

         The Reorganized Debtors can determine whether the requirements of
Section 382(1)(5) have been satisfied and, if so, whether to elect to have
Section 382(l)(5) not apply. Whether Section 382(l)(5) or Section 382(l)(6) applies to the Plan, however, it appears that the application of Section 382 will limit the future use of the Debtors' remaining NOLs.

                  4.       ALTERNATIVE MINIMUM TAX.

         A corporation may be subject to the AMT even if its regular taxable income is entirely offset by NOL carryforwards. For purposes of computing a taxpayer's regular federal tax liability, all of the income recognized in a taxable year may be reduced by NOL carryovers. For purposes of the AMT, however, only 90% of a taxpayer's alternative minimum taxable income ("AMTI") may be reduced by NOL carryovers ("AMTNOL carryovers"), the amount of which is determined separately from the amount of regular NOL carryovers. Therefore, any alternative minimum taxable income recognized by the Debtors will be taxable at a rate of at least 2% (10% of the 20% AMT tax rate). Moreover, the Debtors' AMTI (after certain adjustments and without taking into account any deduction for AMTNOL carryovers) may be subject to a
 .12% environmental tax under Section 59A of the Tax Code.

         B.       FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS.

                  1.       REALIZATION AND RECOGNITION OF GAIN OR LOSS IN
                           GENERAL.

         Generally, the holder of an Allowed Claim will realize a gain or loss on the exchange of his Allowed Claim for the consideration received by the holder under the Plan. The amount of realized gain will be equal to the difference between (a) the sum of the amount of any Cash, and the fair market value (generally issue price in the case of debt obligations received under the Plan) of other consideration received (including Additional Common Stock) and
(b) the adjusted basis of the Allowed Claim exchanged therefor. (The adjusted basis would generally be equal to the amount paid for the Allowed Claim, increased by any amounts previously accrued as original issue or market discount, and reduced to the extent that a bad debt deduction has been claimed for federal income tax purposes with respect to the Allowed Claim.) However, whether such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a "recapitalization" as defined in the Tax Code. Furthermore, even if the exchange constitutes a recapitalization, it will nevertheless be fully taxable unless the Claim exchanged is classified as a "security" for federal income tax purposes and any note received in the exchange may be treated for this purpose as if it were cash unless such note also constitutes a "security" for federal income tax purposes.

         The term "security" is not defined in the Tax Code or the Regulations. Whether a debt instrument constitutes a "security" depends on an overall evaluation of the facts and circumstances surrounding the nature of the debt instrument, with the term of the debt instrument usually regarded as the most important factor. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a rule of thumb, a corporate debt obligation evidenced by written instruments having a term often or more years, when issued, will be classified as a security, and an instrument having an original maturity of five years or less, or arising out of the extension of trade credit, will not. Debt instruments having a term of between five years and ten years are often treated as securities, but may not be, depending on all the relevant factors.

         The Creditors Committee expresses no view with respect to whether Claims or any new obligations exchanged therefor constitute securities for tax purposes. Each holder of a Claim is urged to consult such holder's own tax advisor in this regard.

         Under current law, if the terms of an obligation are significantly modified, the modified obligation may be treated for federal income tax purposes as a new obligation issued in exchange for the original obligation. Thus, modifications to certain holder's Claims under the Plan, if treated as significant, could cause such holder to be treated for federal income tax purposes as receiving new obligations in exchange for the Debtors' original obligations. However, the Creditors Committee expresses no view with respect to whether any particular holder will be so treated. Each holder is urged to consult such holder's own tax advisor in this regard. Each holder is also urged to consult such holders own tax advisor as to the treatment of any new obligations under the original discount rules.

         2.       HOLDERS OF CLAIMS WHOSE ALLOWED CLAIMS CONSTITUTE SECURITIES.

         The exchange of securities for stock and/or securities pursuant to the Plan will likely constitute a recapitalization for federal income tax purposes. As such, holders of Claims whose

Allowed Claims constitute securities (as defined for federal income tax purposes) generally will not recognize gain or loss to the extent that their securities are exchanged in part for Additional Common Stock and/or debt obligations constituting securities. Such creditors will, however, recognize gain to the extent of cash and the value (generally issue price in the case of debt obligations) of other property received (e.g., any debt obligations that do not constitute securities).

         The tax basis of stock and/or securities received in exchange for securities will equal the exchanging holder's tax basis in the surrendered securities increased by the amount of any gain recognized on the exchange, and decreased by cash and the fair market value of any other consideration received.

                  3. HOLDERS OF CLAIMS WHOSE ALLOWED CLAIMS DO NOT CONSTITUTE SECURITIES.

         A holder of a Claim who exchanges an Allowed Claim that does not constitute a security will recognize gain or loss on the exchange in an amount equal to the difference between the holder's tax basis in the Allowed Claim and the amount realized on the exchange. For tax purposes, the amount realized will be the amount of Cash received, if any, plus the fair market value of any stock or other property received (in the case of debt obligations received, generally the issue price of such obligations). The tax basis of property received will be the fair market value of such property on the date of exchange, and the holding period for such property will begin on the day following such date.

                  4.       CHARACTER OF GAIN OR LOSS.

         In general, except for market discount discussed below, and except to the extent that a bad debt deduction has been claimed (with corresponding tax benefit) with respect to the Allowed Claims, any gain or loss recognized on the exchange will be capital gain or loss if the Allowed Claims were capital assets in the hands of a holder, and such gain or loss will be long-term capital gain or loss if such holder's holding period for the Allowed Claim surrendered exceeds one year at the time of the exchange. However, it should be noted that
Section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions, shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such holders of Claims as a result of the implementation of the Plan will be ordinary income, notwithstanding the nature of their Allowed Claims.

         Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20% (not taking into account any phaseout of personal exemptions and certain itemized deductions), whereas the maximum federal income tax rate on ordinary income (and net short-term capital gains) of an individual is currently 39.6% (not taking into account any phaseout of personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. In the case of individuals and other noncorporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

                                       IX.

                           BANKRUPTCY CAUSES OF ACTION

         A.       PREFERENCES.

         Pursuant to the Bankruptcy Code, a debtor may recover certain preferential transfers of property, including cash, made while insolvent during the ninety (90) days immediately prior to the filings of its bankruptcy petition in respect of pre-existing debts to the extent the transferee received more than it would have in respect of the pre-existing debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. The recovery period is one year if the recipient of the preferential transfer is an insider of the debtors. There are certain defenses to such recoveries. Transfers made in the ordinary course of the debtor's and the transferee's business according to the ordinary business terms in respect to debt less than ninety (90) days old are not recoverable. Furthermore, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case) for which transferee was not repaid, such extension constitutes an offset against any otherwise recoverable transfer of property. If a transfer is recovered by the debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery. The Creditors Committee is continuing to review the payments made during the ninety (90) days prior to the Commencement Date to creditors and during the one
(1) year prior to the Commencement Date to Insiders to determine whether the Debtors should seek recovery of any such payments under Section 547 of the Bankruptcy Code. The Creditors Committee's review is not yet complete, and therefore, the Creditors Trust reserves the right to commence an avoidance action under Sections 547 and 550 of the Bankruptcy Code against any creditor or Insider that received a payment from the Debtors during the ninety (90) days or one (1) year, respectively, prior to the Commencement Date.

         B.       FRAUDULENT CONVEYANCES.

         Under the Bankruptcy Code and under various state laws, a debtor may recover certain transfers or property, including the grant of a security interest in property, made while insolvent or which rendered it insolvent if and to the extent the debtor received less than fair value for such property. The Creditors Committee is continuing to review all transfers or transactions that may constitute fraudulent transfers to determine whether the Creditors Trust should seek recovery of any such payments or transfers under Section 548 of the Bankruptcy Code.

         C.       D&O AND RELATED LITIGATION.

         The Creditors Committee and/or the creditors will evaluate whether claims the Debtors may have against former and present officers and directors and auditors exist and have merit. The rights to bring such causes of action are being conveyed to the Creditors' Trust which will be responsible for final evaluation and, if deemed appropriate, filing, prosecution and/or settlement. The Creditors Committee has already notified the Debtors that such causes of action may exist.

                                       X.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

         The Creditors Committee believes that the Plan affords the holders of Claims and Equity Interests the potential for the greatest realization on their Claims and Equity Interests and, therefore, is in the best interest of such holder. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) alternative plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

         A.       CONTINUATION OF THE CHAPTER 11 CASES.

         If the Debtors remain in Chapter 11 and the Plan as currently proposed is not confirmed within the time period projected, the Debtors could continue to operate their business and manage their properties as debtors-in-possession. The value of assets and cash flow would be affected by the expenses of operating under the jurisdiction of the Bankruptcy Court for an extended period of time. Such delay would, therefore, in all probability, significantly reduce the recoveries received by Creditors and Equity Interest holders under any future plan or reorganization.

         B.       ALTERNATIVE PLANS OF REORGANIZATION.

         If the Plan is not confirmed, it is possible that another party in interest in the Chapter 11 Cases could attempt to formulate and propose a different plan or plans on such terms as they may desire. Such alternative plan would still have to meet the requirements of confirmation.

         C.       CHAPTER 7 LIQUIDATION.

         If no plan can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. A business undergoing a Chapter 7 liquidation typically has no prospect of rehabilitation. In a Chapter 7 case a trustee would be elected or appointed to liquidate the Debtors' assets. The proceeds of the liquidation would be distributed


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

to the respective holders of Claims against the Debtors in accordance with the priorities established by the Bankruptcy Code.

         In a Chapter 7 case, the amount distributed to unsecured creditors depends upon the net estate available after all assets of the Debtors have been reduced to cash. The cash realized from liquidation of the Debtors' assets would be distributed in accordance with the priorities set forth in Section 507 of the Bankruptcy Code. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Involuntary Gap Claims, Priority Tax Claims and Other Priority Claims are entitled to be paid in cash and in full before general unsecured creditors receive any funds.

         If the Chapter 11 Cases were converted to ones under Chapter 7 of the Bankruptcy Code, the present priority claims may have a priority lower than priority claims generated by the Chapter 7 case, such as the Chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals the trustee may engage. Conversion to Chapter 7, then, would create an additional layer of priority claims, including significantly the additional fees of a Chapter 7 Trustee (3-5% of total assets) and the expenses of any professionals hired by the Trustee.

         The Creditors Committee believes that liquidation under Chapter 7 would result in a substantial diminution of the value of the estates to unsecured creditors because of (i) the additional administrative expenses involved in the appointment of a trustee, hiring of attorneys, accountants and other professionals to assist such trustee and other additional expenses and claims, some of which would be entitled to priority, that would arise by reason of the liquidation;

and (ii) of the failure to realize the potential going concern value of the Debtors' assets; and (iii) the lost returns on distributions delayed by at least a year as a consequence of conversion to Chapter 7. As a result, the Creditors Committee believes that all Creditors will receive more under the Plan than they would receive in the event of a Chapter 7.


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

                                       XI.

                                   SIGNATURES

         The undersigned have executed this Disclosure Statement as of the 28th day of February 2000.



                              Respectfully submitted,

                              OFFICIAL CREDITORS COMMITTEE FOR
                              NATIONAL ENERGY GROUP, INC./BOOMER
                              MARKETING CORPORATION

                              By: /s/ KATALIN KUTASI -with permission
                                 -----------------------------------
                                 Katalin Kutasi, Chairman



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

                                   SIGNATURES

         The undersigned have executed this Disclosure Statement as of the 28th day of February 2000.



                              Respectfully submitted,

                              ANDREWS & KURTH L.L.P.
                              By: /s/ HUGH M. RAY
                                 -----------------------------------
                                 Hugh M. Ray
                                 State Bar No. 16611000
                                 Van Oliver
                                 State Bar No. 15258700
                                 1717 Main Street, Suite 3700
                                 Dallas, Texas 75201
                                 Telephone:    (214) 659-4400
                                 Facsimile:    (214) 659-4401

                              ATTORNEYS FOR THE
                              COMMITTEE



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